SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)1



                             1ST STATE BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  33645S 10 0
                                  -------------
                                 (CUSIP Number)

                                 OCTOBER 6, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [x]      Rule 13d-1(b)

         [x]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)


/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      Page 2 of 11 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           1ST STATE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                              (a)   [ ]

                                                              (b)   [x]

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF NORTH CAROLINA
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER        0
       NUMBER OF          ------------------------------------------------------
         SHARES           6      SHARED VOTING POWER      253,050
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          7      SOLE DISPOSITIVE POWER   0
          EACH            ------------------------------------------------------
       REPORTING          8      SHARED DISPOSITIVE POWER 253,050
         PERSON           ------------------------------------------------------
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             253,050
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            8.0%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      Page 3 of 11 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           1ST STATE BANK DEFERRED COMPENSATION PLAN
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)   [ ]

                                                              (b)   [x]

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF NORTH CAROLINA
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER        0
       NUMBER OF          ------------------------------------------------------
         SHARES           6      SHARED VOTING POWER      165,626
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          7      SOLE DISPOSITIVE POWER   0
          EACH            ------------------------------------------------------
       REPORTING          8      SHARED DISPOSITIVE POWER 165,626
         PERSON           ------------------------------------------------------
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             165,626
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            5.03%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      Page 4 of 11 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           JAMES G. MCCLURE
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)   [ ]

                                                              (b)   [x]

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------

                          5      SOLE VOTING POWER         42,221 (1)
       NUMBER OF          ------------------------------------------------------
         SHARES           6      SHARED VOTING POWER      433,861 (2)
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          7      SOLE DISPOSITIVE POWER    42,221 (1)
          EACH            ------------------------------------------------------
       REPORTING          8      SHARED DISPOSITIVE POWER 433,861 (2)
         PERSON           ------------------------------------------------------
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             476,082 (1)(2)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            14.40% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 253,050 shares owned by the 1st State Bancorp, Inc. Employee Stock Ownership Plan Trust and 165,626 shares owned by the 1st State Bank Deferred Compensation Plan, of each which the reporting person serves as a trustee.
(3)  Assumes that options for 15,816 shares have been exercised.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      Page 5 of 11 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           VIRGIL L. STADLER
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)   [ ]

                                                              (b)   [x]

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------

                          5      SOLE VOTING POWER         63,780 (1)
       NUMBER OF          ------------------------------------------------------
         SHARES           6      SHARED VOTING POWER      426,436 (2)
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          7      SOLE DISPOSITIVE POWER    63,780 (1)
          EACH            ------------------------------------------------------
       REPORTING          8      SHARED DISPOSITIVE POWER 426,436 (2)
         PERSON           ------------------------------------------------------
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             490,216 (1)(2)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            14.83% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 253,050 shares owned by the 1st State Bancorp, Inc. Employee Stock Ownership Plan Trust and 165,626 shares owned by the 1st State Bank Deferred Compensation Plan, of each which the reporting person serves as a trustee.
(3)  Assumes that options for 15,816 shares have been exercised.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      Page 6 of 11 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           RICHARD H. SHIRLEY
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)   [ ]

                                                              (b)   [x]

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------

                          5      SOLE VOTING POWER         47,219 (1)
       NUMBER OF          ------------------------------------------------------
         SHARES           6      SHARED VOTING POWER      418,676 (2)
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          7      SOLE DISPOSITIVE POWER    47,219 (1)
          EACH            ------------------------------------------------------
       REPORTING          8      SHARED DISPOSITIVE POWER 418,676 (2)
         PERSON           ------------------------------------------------------
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             465,895 (1)(2)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            14.09% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 253,050 shares owned by the 1st State Bancorp, Inc. Employee Stock Ownership Plan Trust and 165,626 shares owned by the 1st State Bank Deferred Compensation Plan, of each which the reporting person serves as a trustee.
(3)  Assumes that options for 15,816 shares have been exercised.

                                                             -------------------
                                                              Page 7 of 11 Pages
                                                             -------------------

                       Securities and Exchange Commission
                             Washington, D.C. 20549

ITEM 1(a) NAME OF ISSUER.

     1st State Bancorp, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

     445 S. Main Street
     Burlington, North Carolina 27215

ITEM 2(a) NAME OF PERSON(S) FILING.

     1st State Bancorp, Inc. Employee Stock Ownership Plan Trust ("ESOP"), 1st State Bank Deferred Compensation Plan ("Deferred Compensation Plan"), and the following individuals who serve as trustees of the ESOP and the Deferred Compensation Plan: James G. McClure, Virgil L. Stadler and Richard H. Shirley.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE.

     Same as Item 1(b).

ITEM 2(c) CITIZENSHIP.

     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d) TITLE OF CLASS OF SECURITIES.

     Common Stock, par value $.01 per share.

ITEM 2(e) CUSIP NUMBER.

     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13D-1(b),  OR 13D-2(b) OR
        (c), CHECKWHETHER THE PERSON FILING IS A:

(f)[x] The ESOP is an employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     This   Schedule  13G  also  is  being  filed  on  behalf  of  the  Deferred
Compensation Plan and by each trustee of the ESOP and the Deferred Compensation Plan, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

                                                             -------------------
                                                              Page 8 of 11 Pages
                                                             -------------------

ITEM 4. OWNERSHIP.

(a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

(b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

(c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

                                                             -------------------
                                                              Page 9 of 11 Pages
                                                             -------------------

ITEM 10. CERTIFICATION.

         By signing below, each signatory in the capacity of a trustee of the 1st State Bancorp, Inc. Employee Stock Ownership Plan Trust certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, each signatory in the capacity of a trustee of the 1st State Bank Deferred Compensation Plan certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             -------------------
                                                             Page 10 of 11 Pages
                                                             -------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief,
           I certify that the information set forth in this statement is true, complete and correct.



                                          1ST STATE BANCORP, INC.
                                          EMPLOYEE STOCK OWNERSHIP PLAN TRUST

BY ITS TRUSTEES:

/s/ Richard H. Shirley                              October 17, 2000
----------------------------------                  ----------------------------
Richard H. Shirley, as Trustee                      Date

/s/ James G. McClure                                October 17, 2000
----------------------------------                  ----------------------------
James G. McClure, as Trustee                        Date

/s/ Virgil L. Stadler                               October 17, 2000
----------------------------------                  ----------------------------
Virgil L. Stadler, as Trustee                       Date


                                          1ST STATE BANK
                                          DEFERRED COMPENSATION PLAN

BY ITS TRUSTEES:

/s/ Richard H. Shirley                              October 17, 2000
----------------------------------                  ----------------------------
Richard H. Shirley, as Trustee                      Date

/s/ James G. McClure                                October 17, 2000
----------------------------------                  ----------------------------
James G. McClure, as Trustee                        Date

/s/ Virgil L. Stadler                               October 17, 2000
----------------------------------                  ----------------------------
Virgil L. Stadler, as Trustee                       Date


SIGNATURES:

/s/ Richard H. Shirley                              October 17, 2000
------------------------------------------------    ----------------------------
Richard H. Shirley, as an Individual Stockholder    Date

/s/ James G. McClure                                October 17, 2000
------------------------------------------------    ----------------------------
James G. McClure, as an Individual Stockholder      Date

/s/ Virgil L. Stadler                               October 17, 2000
------------------------------------------------    ----------------------------
Virgil L. Stadler, as an Individual Stockholder     Date

                                                             -------------------
                                                             Page 11 of 11 Pages
                                                             -------------------
                             EXHIBIT TO SCHEDULE 13G

                                    AGREEMENT

         The undersigned hereby agree that this Amendment No. 1 to Schedule 13G is filed on behalf of each of the parties whose signature appears below.



                                          1ST STATE BANCORP, INC.
                                          EMPLOYEE STOCK OWNERSHIP PLAN TRUST

BY ITS TRUSTEES:

/s/ Richard H. Shirley                              October 17, 2000
----------------------------------                  ----------------------------
Richard H. Shirley, as Trustee                      Date

/s/ James G. McClure                                October 17, 2000
----------------------------------                  ----------------------------
James G. McClure, as Trustee                        Date

/s/ Virgil L. Stadler                               October 17, 2000
----------------------------------                  ----------------------------
Virgil L. Stadler, as Trustee                       Date


                                          1ST STATE BANK
                                          DEFERRED COMPENSATION PLAN

BY ITS TRUSTEES:

/s/ Richard H. Shirley                              October 17, 2000
----------------------------------                  ----------------------------
Richard H. Shirley, as Trustee                      Date

/s/ James G. McClure                                October 17, 2000
----------------------------------                  ----------------------------
James G. McClure, as Trustee                        Date

/s/ Virgil L. Stadler                               October 17, 2000
----------------------------------                  ----------------------------
Virgil L. Stadler, as Trustee                       Date


SIGNATURES:

/s/ Richard H. Shirley                              October 17, 2000
------------------------------------------------    ----------------------------
Richard H. Shirley, as an Individual Stockholder    Date

/s/ James G. McClure                                October 17, 2000
------------------------------------------------    ----------------------------
James G. McClure, as an Individual Stockholder      Date

/s/ Virgil L. Stadler                               October 17, 2000
------------------------------------------------    ----------------------------
Virgil L. Stadler, as an Individual Stockholder     Date